Exhibit 99.1

National City Corporation 1900 E. 9th St. Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contacts:	Media Contact:
Jennifer Hammarlund	Kristen Baird Adams
216-222-9849	216-222-8202
jennifer.hammarlund@nationalcity.com	kristen.bairdadams@nationalcity.com
Jill Hennessey
216-222-9253
jill.hennessey@nationalcity.com
NATIONAL CITY REPORTS RISE IN THIRD QUARTER 2006 EARNINGS
•	Diluted EPS of $.90 versus $.74 in Prior Year

•	Stable Net Interest Margin

•	Favorable Loan and Deposit Trends

•	Strong Fee Income and Expense Control
     CLEVELAND—October 17, 2006— National City Corporation (NYSE: NCC) today reported net income of $551 million, or $.90 per diluted share, for the third quarter of 2006, compared with $473 million, or $.77 per diluted share, for the immediately preceding quarter, and $478 million, or $.74 per diluted share, for the third quarter a year ago. For the nine month periods ending September 30, 2006 and 2005, net income was $1.5 billion, or $2.41 per diluted share, and $1.6 billion, or $2.45 per diluted share, respectively.
Chairman’s Comments
     Chairman and CEO David A. Daberko commented, “We were very pleased with the results for the quarter. Commercial and retail lending volumes were quite good. Total revenues were up 6% over last year, led by strong growth in fees and other income. Net
(more)

interest margin has been stable, despite a challenging interest rate picture. Our corporate and retail banking businesses are well on their way to producing record results this year, while the mortgage-related businesses are performing well in a cyclically tough mortgage environment.”
Net Interest Income and Margin
     Net interest margin was 3.73% for the third quarter of 2006, essentially equal to both the preceding quarter and the third quarter of 2005. For the first nine months, net interest margin was 3.76%, also similar to the year-ago period, evidence that the Corporation is successfully managing through a challenging interest rate environment.
     Tax-equivalent net interest income was $1.2 billion for the third quarter of 2006, slightly below the second quarter of 2006 and the third quarter of 2005. For the first nine months of 2006, tax-equivalent net interest income of $3.5 billion was essentially flat compared with 2005. Net interest income trends reflect the company’s decision in the second half of 2005 to begin selling all of its broker-originated home equity and non-prime mortgage loans. These sales generate gains which are reported in fees and other income. The related portfolio loans are running off over time, leading to a decline in average earning assets during 2006.
Loans and Deposits
     Average portfolio loans were $97 billion for the third quarter of 2006, compared with $102 billion in the preceding quarter and $108 billion in the third quarter a year ago. Commercial loan and credit card balances increased on both a linked-quarter and year-over-year basis. Balances of broker-originated home equity and non-prime mortgage loans declined approximately 21% compared to a year ago, largely a result of a decision to begin selling all of the new production as described above, as well as the transfer of approximately $6 billion of non-prime mortgage loans into the held-for-sale category. Core deposit growth continued, with average consumer and small business deposits up 5% compared to the third quarter of last year. The company’s “points from National City” rewards program continued to show rapid customer acceptance.

Fees and Other Income
     Fees and other income for the third quarter of 2006 were $916 million, up 17% compared with the second quarter of 2006, and up 22% compared with the third quarter a year ago. Deposit service fees grew to $214 million, up 5% compared with the second quarter of 2006 and 8% from the third quarter of last year. Loan sale revenue decreased $51 million compared with the preceding quarter, mainly due to gains on commercial leases and student loan sales in the second quarter which did not recur in the third quarter. Compared with the third quarter a year ago, loan sale revenue increased $76 million, nearly 50%, resulting from improved margins on mortgage loan sales and the originate-and-sell strategy for certain consumer loans.
     Loan servicing revenue, excluding hedging gains and losses, increased to $95 million in the third quarter of 2006, compared with $94 million in the preceding quarter, and $22 million in the third quarter a year ago. Net gains (losses) associated with hedging of mortgage servicing rights (MSRs) were $30 million in the third quarter of 2006, ($115) million in the second quarter of 2006, and $43 million in the third quarter of 2005. Included in the second quarter loss was a $56 million fair value write-down associated with the implementation of a new MSR prepayment model. On a year-over-year basis, loan servicing revenue increased due to a higher volume of loans serviced, which resulted from growth in loan sales and securitizations in which the Corporation retained servicing rights. Asset management fees and insurance revenues also showed good year-over-year growth. Growth in leasing revenue associated with commercial leasing has been offset by declines in revenue from discontinued consumer leasing portfolios.
     For the first nine months of 2006, fees and other income were $2.3 billion, down $166 million from the year-earlier period, mainly due to variances in MSR hedging results, including the $56 million writedown described above. Net MSR hedging losses in the first nine months of 2006 were $213 million, versus net MSR hedging gains of $269 million occurred in the comparable period last year. Strong growth occurred in deposit service fees, loan sale and servicing revenue, and principal investment gains. Deposit service fees grew to $606 million for the first nine months of 2006, a 12% increase over the comparable period a year ago. On a year-to-date basis, loan sale revenue was $663 million, an increase of $48 million compared with the prior year, resulting from the same reasons described above in the quarterly comparisons.
     Fees and other income in 2006 and 2005 included certain nonrecurring gains. In the first nine months of 2006, $36 million of income was recognized related to the partial release of a chargeback guarantee liability associated with a now-terminated credit card processing agreement for a major airline. In the first nine months of 2005, the sale of a former subsidiary, Madison Bank & Trust, resulted in a $16 million gain.
Noninterest Expense
      Noninterest expense for the third quarter of 2006 was $1.2 billion, about equal to the second quarter of 2006 and the third quarter a year ago. There were no significant unusual costs in either the third or second quarters of 2006. Implementation of Best In Class initiatives has enabled the company to offset normal inflationary cost increases. Noninterest expense in the third quarter of 2005 benefited from a $21 million insurance settlement associated with the Corporation’s former auto leasing business.
     Noninterest expense was $3.5 billion in the first nine months of 2006 and 2005. Insurance expense increased $50 million in the first nine months of 2006 due to larger volumes of insured consumer loans. In the prior year, noninterest expense including $40 million of acquisition integration costs and a $29 million one-time lease accounting adjustment, offset by the $21 million insurance settlement described above.
Income Taxes
     The effective tax rate for the third quarter of 2006 was 31%, compared with 34% in the preceding quarter and 35% in the third quarter of last year. The lower rate recognized in the third quarter of 2006 reflects tax benefits realized from the reorganization of certain subsidiaries as well as the resolution of certain tax contingencies. The full year effective tax rate is expected to be approximately 32%.

Credit Quality
     Credit quality continues to be relatively stable. The provision for credit losses for the third quarter of 2006 was $73 million, up from $60 million in the preceding quarter and $56 million in the third quarter a year ago. Net charge-offs were $117 million in the third quarter of 2006, compared with $76 million in the second quarter and $83 million in the third quarter a year ago. Charge-offs increased in the third quarter of 2006 primarily due to $10 million of fraud-related mortgage loan losses and a charge of $14 million to the allowance for loan losses related to certain nonconforming mortgage loans transferred to held for sale.
     For the first nine months of 2006, the provision for credit losses was $160 million compared with $152 million in the comparable period last year. Net charge-offs for the first nine months of 2006 were $314 million compared with $242 million in the prior year. Net charge-offs increased in 2006 due to losses associated with passenger airline leases, consumer bankruptcies, as well as the matters described above.
     Nonperforming assets were $689 million at September 30, 2006, compared with $667 million at June 30, 2006 and $596 million at December 31, 2005. On a linked-quarter basis, the increase in nonperforming assets reflects higher levels of real estate in foreclosure, including GNMA insured loans of $60 million at September 30, 2006, $50 million as of June 30, 2006, and $0 as of December 31, 2005. As these loans are insured by GNMA, no significant losses are expected upon completion of the foreclosure process.
     The allowance for loan losses was $932 million, or 1.00% of portfolio loans, at September 30, 2006, compared with $989 million or .98% of portfolio loans at June 30, 2006, and $1.1 billion, or 1.03% of portfolio loans as of December 31, 2005.
Balance Sheet
     At September 30, 2006, total assets were $138.1 billion, and stockholders’ equity was $12.9 billion, or 9.4% of total assets. Tangible common equity as a percentage of tangible assets increased to 7.00% at September 30, 2006 compared with 6.57% at both December 31, 2005 and September 30, 2005. Total deposits were $82.8 billion at September 30, 2006, including core deposits of $68.8 billion. The Corporation repurchased 4.3 million shares of its common stock during the third quarter of 2006 and has remaining authorization to repurchase an additional 14.1 million shares. Share repurchases in the fourth quarter will be nominal, as the company will not be permitted to repurchase shares during the proxy solicitation period for its pending acquisitions.
Pending Acquisitions & Divestitures
     On July 11, 2006, the Corporation announced a definitive agreement to acquire Harbor Florida Bancshares, Inc., a banking company located along the central east coast of Florida. Harbor operates 42 branches, doing business as Harbor Federal Savings Bank. As of June 30, 2006, Harbor had portfolio loans of $2.6 billion and total deposits of $2.2 billion. This acquisition will be accomplished by an exchange of common stock valued at approximately $1.1 billion. Completion of this transaction is expected in the fourth quarter of 2006, subject to shareholder approval.
     On July 27, 2006, the Corporation announced a definitive agreement to acquire Fidelity Bankshares, Inc., a banking company operating 52 branches along Florida’s east coast. As of June 30, 2006, Fidelity had portfolio loans of $3.3 billion and total deposits of $3.4 billion. Under terms of the agreement, Fidelity stockholders may elect to receive $39.50 in cash or 1.0977 shares of NCC common stock, per share of Fidelity common stock, subject to allocation procedures that will result in 50 percent of the Fidelity shares outstanding receiving cash and 50 percent receiving stock. The transaction has a total indicated value of approximately $1 billion. Subject to regulatory and stockholder approval, this transaction is expected to close in the first quarter of 2007.
     On September 5, 2006, the Corporation announced that it had reached a definitive agreement to sell its non-prime origination franchise and related servicing platform. This transaction will result in a one-time pre-tax gain for National City of approximately $1 billion. Subject to regulatory approval, this transaction is expected to close prior to year end.
Forward-Looking Statements
     This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at nationalcity.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
     Mr. Daberko, along with Jeffrey D. Kelly, vice chairman and chief financial officer, and James R. Bell III, executive vice president, will host a conference call Tuesday, October 17th at 11:00 a.m. (ET) to discuss the third quarter 2006 results. Interested parties may access the conference call by dialing 1-877-777-1967. The conference call and supplemental materials will also be accessible via the Corporation’s Web site, nationalcity.com/investorrelations. The call will be open to the public in a listen-only mode, with participants encouraged to call in approximately 15 minutes prior to the event. Questions may be submitted by e-mail to investor.relations@nationalcity.com prior to or during the conference.
     A replay of the conference call will be available from 2:30 p.m. (ET) on October 17, 2006, until midnight (ET) on October 24, 2006, accessible at nationalcity.com and by telephone at 1-800-475-6701 (international 320-365-3844), passcode 841759 or via the Company’s Web site.
About National City
     National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In millions, except per share data)

										Nine Months Ended
	2006			2005				2004		September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2006	2005

EARNINGS
Tax-equivalent interest income	$2,298	$2,243	$2,153	$2,113	$2,034	$1,865	$1,751	$1,727	$1,601	$6,694	$5,650
Interest expense	1,148	1,076	969	921	827	694	594	509	424	3,193	2,115

Tax-equivalent net interest income	1,150	1,167	1,184	1,192	1,207	1,171	1,157	1,218	1,177	3,501	3,535
Provision for credit losses	73	60	27	132	56	26	70	81	98	160	152

Tax-equivalent NII after provision for credit losses	1,077	1,107	1,157	1,060	1,151	1,145	1,087	1,137	1,079	3,341	3,383
Fees and other income	916	783	644	768	748	976	785	1,442	1,021	2,343	2,509
Securities gains (losses), net	—	1	12	9	(1)	5	14	11	3	13	18
Noninterest expense	1,184	1,174	1,149	1,267	1,156	1,180	1,148	1,247	1,211	3,507	3,484

Income before taxes and tax-equivalent adjustment	809	717	664	570	742	946	738	1,343	892	2,190	2,426
Income taxes	250	238	197	164	256	313	247	376	293	685	816
Tax-equivalent adjustment	8	6	8	8	8	8	7	7	8	22	23

Net income	$551	$473	$459	$398	$478	$625	$484	$960	$591	$1,483	$1,587

Effective tax rate	31.2%	33.5%	30.1%	29.1%	34.9%	33.4%	33.8%	28.1%	33.2%	31.6%	34.0%

PER COMMON SHARE
Net income:
Basic	$.92	$.77	$.75	$.65	$.75	$.98	$.75	$1.48	$.88	$2.44	$2.48
Diluted	.90	.77	.74	.64	.74	.97	.74	1.46	.86	2.41	2.45
Dividends paid	.39	.37	.37	.37	.37	.35	.35	.35	.35	1.13	1.07
Book value	21.48	20.84	20.69	20.51	20.54	20.42	19.82	19.80	18.98
Market value (close)	36.60	36.19	34.90	33.57	33.44	34.12	33.50	37.55	38.62
Average shares:
Basic	603.8	609.7	611.9	618.2	635.9	636.9	643.0	652.9	663.3	608.4	638.6
Diluted	612.1	618.2	619.7	625.4	644.7	644.1	652.5	666.3	677.1	616.6	647.1

PERFORMANCE RATIOS
Return on average common equity	17.23%	15.08%	14.91%	12.57%	14.59%	19.65%	15.35%	29.71%	19.00%	15.76%	16.52%
Return on average total equity	17.24	15.10	14.92	12.59	14.61	19.66	15.37	29.72	19.01	15.77	16.53
Return on average assets	1.58	1.35	1.33	1.10	1.31	1.80	1.42	2.77	1.76	1.42	1.50
Net interest margin	3.73	3.73	3.81	3.74	3.72	3.76	3.78	4.01	3.97	3.76	3.75
Efficiency ratio	57.33	60.17	62.85	64.65	59.16	54.95	59.10	46.85	55.11	60.01	57.65

LINE OF BUSINESS (LOB) RESULTS
Net Income:
National City Mortgage	$47	($51)	($70)	$20	$26	$153	$85	$13	$139	($74)	$264
National Consumer Finance	117	144	119	127	125	148	158	131	168	380	431

Total mortgage businesses	164	93	49	147	151	301	243	144	307	306	695

Rest of National City (RONC):
Consumer and Small Business Financial Services	193	211	178	162	171	153	140	159	151	582	464
Wholesale Banking	209	199	203	198	212	200	188	200	170	611	600
Asset Management	23	30	22	14	19	26	21	18	25	75	65
National Processing	—	—	—	—	—	—	—	(9)	17	—	—
Parent and Other	(38)	(60)	7	(123)	(75)	(55)	(108)	448	(79)	(91)	(237)

Total RONC	387	380	410	251	327	324	241	816	284	1,177	892

Total Consolidated National City Corporation	$551	$473	$459	$398	$478	$625	$484	$960	$591	$1,483	$1,587

LOB Contribution to Diluted Earnings Per Share:
National City Mortgage	$.08	($.09)	($.11)	$.03	$.04	$.24	$.13	$.01	$.20	($.12)	$.41
National Consumer Finance	.19	.24	.19	.20	.20	.23	.24	.19	.25	.62	.67

Total mortgage businesses	.27	.15	.08	.23	.24	.47	.37	.20	.45	.50	1.08

Rest of National City (RONC):
Consumer and Small Business Financial Services	.31	.34	.29	.26	.27	.23	.22	.24	.22	.94	.72
Wholesale Banking	.34	.32	.33	.32	.32	.31	.29	.30	.25	.99	.92
Asset Management	.04	.05	.04	.02	.03	.04	.03	.03	.04	.13	.10
National Processing	—	—	—	—	—	—	—	(.01)	.02	—	—
Parent and Other	(.06)	(.09)	—	(.19)	(.12)	(.08)	(.17)	.70	(.12)	(.15)	(.37)

Total RONC	.63	.62	.66	.41	.50	.50	.37	1.26	.41	1.91	1.37

Total Consolidated National City Corporation	$.90	$.77	$.74	$.64	$.74	$.97	$.74	$1.46	$.86	$2.41	$2.45

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS (continued)
($ in millions)

										Nine Months Ended
	2006			2005				2004		September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2006	2005

CREDIT QUALITY STATISTICS
Net charge-offs	$117	$76	$121	$138	$83	$72	$87	$104	$97	$314	$242
Provision for credit losses	73	60	27	132	56	26	70	81	98	160	152
Loan loss allowance	932	989	1,001	1,094	1,108	1,125	1,179	1,188	1,178
Lending-related commitment allowance	80	77	79	84	88	100	93	100	127
Nonperforming assets	689	667	647	596	585	572	578	563	628
Annualized net charge-offs to average portfolio loans	.48%	.30%	.46%	.52%	.30%	.27%	.35%	.41%	.41%	.41%	.31%
Loan loss allowance to period-end portfolio loans	1.00	.98	.98	1.03	1.02	1.05	1.15	1.19	1.21
Loan loss allowance to nonperforming portfolio loans	198.25	202.14	207.14	223.11	230.08	238.64	245.11	256.92	234.48
Loan loss allowance (period-end) to annualized net charge-offs	200.10	326.17	204.29	199.42	336.67	391.50	330.46	290.31	302.46	222.09	341.69
Nonperforming assets to period-end portfolio loans and other nonperforming assets	.74	.66	.63	.56	.54	.53	.56	.56	.64

CAPITAL AND LIQUIDITY RATIOS
Tier 1 capital(1)	7.50%	7.31%	7.38%	7.43%	7.68%	7.96%	7.91%	8.25%	8.23%
Total risk-based capital(1)	10.31	10.20	10.31	10.54	10.78	11.20	11.25	11.79	11.86
Leverage(1)	7.15	6.89	6.92	6.83	7.03	7.36	7.22	7.31	7.35
Period-end equity to assets	9.36	8.91	9.00	8.86	8.80	9.02	8.97	9.18	9.14
Period-end tangible common equity to assets (2)	7.00	6.60	6.70	6.57	6.57	6.75	6.65	6.83	6.71
Average equity to assets	9.16	8.97	8.94	8.78	8.95	9.13	9.23	9.31	9.24	9.03%	9.10%
Average equity to portfolio loans	13.03	12.35	11.83	11.79	11.98	12.16	12.62	12.96	12.95	12.39	12.22
Average portfolio loans to deposits	116.64	122.88	127.05	126.68	127.88	130.12	124.24	118.81	115.64	122.14	127.59
Average portfolio loans to core deposits	140.31	146.55	155.09	156.15	158.32	154.90	150.92	145.55	141.36	147.21	154.97
Average portfolio loans to earning assets	79.11	81.32	84.71	83.41	83.59	84.13	82.45	81.54	80.57	81.70	83.51
Average securities to earning assets	6.40	6.24	6.20	6.00	5.75	6.21	6.67	7.44	7.79	6.28	6.20

AVERAGE BALANCES
Assets	$138,434	$140,019	$139,396	$142,983	$144,967	$139,673	$138,516	$138,030	$133,703	$139,280	$141,076
Portfolio loans	97,404	101,757	105,431	106,433	108,386	104,908	101,283	99,127	95,425	101,501	105,025
Loans held for sale or securitization	15,065	12,760	8,826	11,172	11,570	10,109	11,502	11,503	11,861	12,240	10,922
Securities (at cost)	7,874	7,802	7,719	7,657	7,450	7,746	8,195	9,044	9,230	7,799	7,793
Earning assets	123,126	125,127	124,459	127,608	129,659	124,691	122,847	121,574	118,433	124,232	125,758
Core deposits	69,419	69,434	67,979	68,160	68,462	67,728	67,109	68,105	67,506	68,950	67,770
Purchased deposits and funding	52,321	54,338	55,105	58,661	59,567	55,859	54,713	53,030	49,907	53,910	56,732
Total equity	12,687	12,565	12,468	12,549	12,980	12,752	12,779	12,847	12,359	12,574	12,838

PERIOD-END BALANCES
Assets	$138,144	$141,486	$140,231	$142,397	$146,750	$144,143	$140,982	$139,414	$136,615
Portfolio loans	92,963	100,973	102,269	106,039	108,910	106,808	102,932	100,271	97,554
Loans held for sale or securitization	19,505	12,964	11,779	9,667	11,942	11,539	11,639	12,430	10,745
Securities (at fair value)	7,906	7,726	7,609	7,875	7,568	7,694	8,085	8,765	9,338
Core deposits	68,788	69,744	69,884	68,408	67,738	67,922	68,336	67,297	67,003
Purchased deposits and funding	51,987	54,069	52,879	56,564	61,839	58,639	55,274	55,282	52,535
Total equity	12,927	12,610	12,623	12,613	12,920	13,002	12,643	12,804	12,492

(1)	Third quarter 2006 regulatory capital ratios are based upon preliminary data

(2)	Excludes goodwill and other intangible assets